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                                                                   EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Digital Fusion, Inc.
Tampa, Florida


We hereby consent to the incorporation by reference in the Registration Statements of Digital Fusion, Inc. on Form S-3 (SEC file No. 333-44232, No. 333-93595, No. 333-80155) and Registration Statement of Digital Fusion, Inc. on S-8 (No. 333-44378) of our report dated May 30, 2001, except for Note 10(e), for which the date is June 15, 2001, relating to the consolidated financial statements of Digital Fusion, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

BDO Seidman, LLP
Woodbridge, New Jersey
February 28, 2002